August 28, 2007

Direxion Funds
33 Whitehall Street, 10th Floor
New York, New York 10004

Ladies and Gentlemen:

We have acted as counsel to Direxion Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 73 to the Trust's Registration Statement on Form N-1A (File Nos. 333-28697; 811-08243) (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest of the Investor Class and/or Service Class Shares of the Funds listed on Exhibit A, each a series of the Trust (the “Shares”), under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust, as amended, and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:  (1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.  In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares.  We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

EXHIBIT A

Direxion Funds

Investor and Service Class Shares (unless noted otherwise):

Total Market Bull 2.5X Fund	Total Market Bear 2.5X Fund
S&P 500® Bull 2.5X Fund	S&P 500® Bear 2.5X Fund
NASDAQ-100® Bull 2.5X Fund	NASDAQ-100® Bear 2.5X Fund
Mid Cap Bull 2.5X Fund	Mid Cap Bear 2.5X Fund
Small Cap Bull 2.5X Fund	Small Cap Bear 2.5X Fund
Equity Income Bull 2.5X Fund	Equity Income Bear 2.5X Fund
NASDAQ-100® Bull 1.25X Fund*	S&P 500® Bear 1X Fund*
Dow 30SM Bull 1.25X Fund*
Dollar Bull 2.5X Fund	Dollar Bear 2.5X Fund
Japan Bull 2X Fund	Japan Bear 2X Fund
Emerging Markets Bull 2X Fund	Emerging Markets Bear 2X Fund
Developed Markets Bull 2X Fund	Developed Markets Bear 2X Fund
Latin America Bull 2X Fund	Latin America Bear 2X Fund
Real Estate Bull 2X Fund	Real Estate Bear 2X Fund
Commodity Bull 2X Fund	Commodity Bear 2X Fund
Biotech Bull 2X Fund	Biotech Bear 2X Fund
Oil & Gas Bull 2X Fund	Oil & Gas Bear 2X Fund
Precious Metals Bull 2X Fund	Precious Metals Bear 2X Fund
Healthcare Bull 2X Fund	Healthcare Bear 2X Fund
Financial Bull 2X Fund	Financial Bear 2X Fund
10 Year Note Bull 2.5X Fund	10 Year Note Bear 2.5X Fund
Dynamic HY Bond Fund*	HY Bear Fund*
U.S. Government Money Market Fund
* Investor Class Shares only.

A-1